Exhibit 8.2

Mayer Brown LLP

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Chicago, Illinois 60606-4637

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www.mayerbrown.com

June 8, 2018

Prologis, Inc.
Pier 1, Bay 1
San Francisco, California  94111

Re:                             Status as a Real Estate Investment Trust;
Information in the Registration Statement under
“Material United States Federal Income Tax
Considerations Applicable to Holders of the
Combined Company Stock”

Ladies and Gentlemen:

This opinion letter is delivered to you in connection with the prospectus included as part of the registration statement on Form S-4 filed with the Securities and Exchange Commission on June 8, 2018 (the “Registration Statement”) in our capacity as counsel to Prologis, Inc., a Maryland corporation (the “Company”), in respect of the proposed merger of DCT Industrial Trust Inc., a Maryland corporation (“DCT”) with and into the Company, pursuant to that certain Agreement and Plan of Merger entered into as of April 29, 2018, by and among the Company, Prologis, L.P., a Delaware limited partnership, DCT and DCT Industrial Operating Partnership LP, a Delaware limited partnership, including any schedules and exhibits thereto as amended prior to the date hereof.  You have requested our opinions concerning (i) the qualification and taxation of the Company as a real estate investment trust (“REIT”) and (ii) the information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations Applicable to Holders of the Combined Company Stock.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain representations made by the Company relating to the organization and actual and proposed operation of the Company and its relevant subsidiaries.  For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement.  We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

Our opinions expressed herein are based on the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations

Mayer Brown LLP operates in combination with other Mayer Brown entities, which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.  It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1.                                      Beginning with the Company’s taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement and as represented by the Company, has enabled it and will continue to enable it to satisfy the requirements for qualification as a REIT.

2.                                      The information in the Registration Statement under the heading “Material United States Federal Income Tax Considerations Applicable to Holders of the Combined Company Stock,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. This opinion letter is being furnished solely in connection with the filing of the Registration Statement.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP